UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 27, 2012

Commission File Number:  1-33001

Enova Systems, Inc.
(Exact name of small business issuer as specified in its charter)

California
(State or other jurisdiction of incorporation or organization)
95-3056150
(IRS Employer Identification No.)

1560 West 190th Street, Torrance, California 90501
(Address of principal executive offices)

310-527-2800
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 27, 2012, the Board of Directors (the "Board") of Enova Systems, Inc. ("Enova") determined, as part of Enova's cost-saving measures, to terminate further cash compensation to the Board, effective as of July 1, 2012. The Board also approved the grant to each of Christopher Thunen, John Wallace and Edward Riddell, the non-employee Directors of Enova, an option covering 440,000 shares of the Common Stock of Enova. However, the grant of such options was made conditional upon shareholder approval of an amendment to the 2006 Equity Compensation Plan to increase the number of shares covered thereby. Such options will only become exercisable as follows: as to 50% of the shares covered thereby upon the Board of Directors approving and Enova entering into a letter of intent or similar agreement contemplating a sale of Enova and, as to the remaining 50% of the shares covered thereby, upon consummation of a sale of Enova. The exercise price under each of such options is $0.07 cents per share. The Board also established certain cash incentive bonus awards for such non-employee directors, the payment of which is dependent upon the settlement of certain account receivables and account payables.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enova Systems, Inc.

Date:   August 2, 2012
By:	/s/ John Micek

Name: John Micek
Title: Chief Executive Officer